UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2016

BUNGE LIMITED
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 (Commission File Number)	98-0231912 (I.R.S. Employer Identification Number)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2016, Bunge Limited (the “Company”) issued a press release announcing the appointment of Thomas M. Boehlert as Chief Financial Officer of the Company, effective January 1, 2017. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Mr. Boehlert, 57, was Chief Executive Officer, President and a Director of First Nickel Inc. from 2011 to 2015.  Prior to that, he was Chief Financial Officer for Kinross Gold Corporation from 2006 to 2011 and served as Chief Financial Officer for several energy companies, including Texas Genco, Direct Energy and Sithe Energies, Inc. Previously, Mr. Boehlert spent 14 years in investment banking with Credit Suisse, where his focus was on the electric power, natural resources and infrastructure sectors, and where he built and headed the firm’s London-based project finance business covering Europe, Africa and the Middle East.  He started his career as an auditor at a KPMG predecessor firm in 1983.

Mr. Boehlert has entered into an employment offer letter pursuant to which he will receive a base salary of $680,000, subject to periodic review and adjustment in accordance with the Company’s policies and practices.  He will be eligible for an annual cash bonus under the Company’s annual incentive plan with a target amount of 100% of his base salary and a maximum payout opportunity of 250% of his base salary.  The actual amount of the annual bonus will be determined based upon the achievement of pre-determined Company financial and individual performance goals.   He will also be eligible to participate in the Company’s long-term equity-based incentive program, benefits and perquisites generally applicable to executive officers of the Company.  For 2017, the target aggregate value of his equity award under the Company’s long-term equity-based incentive plan will be $1,800,000.

In connection with joining the Company, Mr. Boehlert will receive a grant of 8,500 performance-based restricted stock units which will vest based on the achievement of specified Company financial measures following the completion of a performance period ending December 31, 2018, on substantially similar terms as the performance-based restricted stock units previously granted to executive officers of the Company for the performance period.  Mr. Boehlert will also receive a payment of $30,000 to cover transition expenses.  In the event Mr. Boehlert’s employment is terminated by the Company for cause or by Mr. Boehlert without good reason before he completes a year of service, Mr. Boehlert will be required to repay the transition expenses payment in full.

If Mr. Boehlert is involuntarily terminated without cause or resigns for good reason, subject to the execution of a general release, he will be eligible to receive a (i) lump sum payment equal to one year of his then current base salary, plus his target annual incentive award and (ii) a pro rata payment of his annual incentive award for the year of termination based on the actual results achieved for the performance period.  Mr. Boehlert is also eligible for a pro rata payment of his annual incentive award in the event of his termination due to death or disability.  Additionally, if he is involuntarily terminated without cause or resigns for good reason on or before the second anniversary of a change of control of the Company, he will be entitled to receive accelerated vesting of all outstanding equity awards (vesting of any performance awards will be on a pro-rata basis).  Mr. Boehlert will be subject to the Company’s standard non-competition, non-solicitation and confidentiality covenants.

There are no family relationships between Mr. Boehlert and any director or executive officer of the Company or any transactions in which Mr. Boehlert has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 8, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2016

BUNGE LIMITED

By:	/s/ Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Deputy General Counsel, Chief Compliance Officer and Secretary

EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated December 8, 2016